Exhibit 99.1

Global Power Equipment Group Inc.

Reports Second Quarter FY2005 Results

Firm Backlog Doubles From Prior Year to $388 Million;

Higher Than Anticipated Manufacturing Costs Impact Gross Margin

TULSA, Oklahoma, August 8, 2005 – Global Power Equipment Group Inc. (NYSE: GEG), a leading design, engineering and manufacturing firm providing a broad array of equipment and services to the global energy, power infrastructure and process industries, today reported financial results for the second quarter ended June 30, 2005.

Global Power Equipment Group reported a net loss of $1.3 million for the second quarter of fiscal 2005 or $0.03 per diluted share, on revenues of $113.6 million. This compares to net earnings of $0.3 million, or $0.01 per diluted share, on revenues of $57.0 million for the second quarter of fiscal 2004. For the six months ended June 30, 2005, the Company reported a net loss of $1.3 million, or $0.03 per diluted share, on revenues of $181.0 million. This compares to net earnings for the same period last year of $1.1 million, or $0.02 per diluted share, on revenues of $112.1 million. Second quarter 2005 and year-to-date earnings included the effect of the previously announced pre-tax charge of $1.3 million, or $0.02 per diluted share related to the retirement of the Company’s former CEO.

The Company’s gross profit for the second quarter of 2005 totaled $11.7 million, representing a 10.3 percent gross margin compared to a gross profit of $9.1 million and a gross margin of 16.0 percent in the second quarter of last year. The effect of sharply higher than expected steel costs related to projects booked in 2004, coupled with unanticipated additional engineering and manufacturing costs on these projects, adversely impacted the Company’s gross profit during the quarter. In addition, the one-week delay in closing the Williams Industrial Services Group (WISG) acquisition, and some minor non-cash charges, had a more than expected impact on the Company’s reported earnings during the second quarter. For the first six months of 2005, the Company’s gross margin was 11.9 percent compared to 18.7 percent in the same period of 2004. The Company will comment more fully on gross margin trends, including a presentation of the impact to estimated 2005 earnings per share, during its conference call on August 9, 2005 at 9:00 AM EDT. To listen to the conference call and view the presentation, please visit the Company’s home page at www.globalpower.com.

The Company generated EBITDA (earnings before interest, income taxes, depreciation and amortization) of $ 0.5 million for the second quarter of 2005, down from the $1.4 million recorded during the same period in 2004. The decrease in EBITDA was principally due a greater increase in operating expenses than the rise in gross profit.

Global Power Equipment Group Inc.

Second Quarter 2005 Earnings – Page 2

The Company had total cash, including restricted cash, of $41.6 million at June 30, 2005.

At the end of the second quarter, the Company’s firm backlog rose to $388 million compared to $171 million at the end of June 2004 and $321 million at the end of March 2005. With the acquisition of WISG on April 11, 2005, WISG contributed approximately $67 million to the Company’s firm backlog as of that date. Included in the June 30, 2005 firm backlog is the revenue WISG expects to record over the next twelve months from a new five-year alliance agreement the Company recently entered into with a major customer for maintenance and modifications services. Commenting on the new agreement, Al Brousseau, Global Power Equipment Group’s president and chief executive officer stated, “This new five-year contract represents a total of at least $150 million of business with one of the largest power generating firms in the country and cements our relationship with a long-standing customer. This new alliance-based contract, which aligns our common interests, is one of the ways we are willing to demonstrate our commitment to our customers and enhance the value of long-term relationships.”

Earnings Estimate

Based upon information management currently has evaluated, in conjunction with this release, the Company estimates fiscal year 2005 revenue of between $410 and $430 million and diluted earnings per share of between $0.02 and $0.08, excluding an estimated $0.03 per diluted share of restructuring charges for the entire year related mainly to the retirement of the Company’s former CEO.

Commenting on the outlook, Al Brousseau stated, “Unfavorable steel price related adjustments and booking delays in our Heat Recovery Segment, despite a strong pipeline of international opportunities, require us to revise our current fiscal year earnings guidance. With the volatility in steel markets, we have tightened our processes to manage our costs for this important input, including pricing and lead times. We continue to see strong international demand for new power projects in Asia, the Middle East and Europe, as well as LNG and desalination projects in the Middle East that are powered by gas turbines. Because of this, we continue to believe our forward bookings and earnings prospects are bright.”

Non-GAAP Financial Measures

This release contains disclosure of EBITDA and estimated earnings per diluted share for fiscal 2005 that exclude the effect of estimated restructuring charges, which are non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The Company believes that EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income (loss) and of estimated earnings per diluted share excluding restructuring charges to estimated earnings is included in the exhibits to this release.

About Global Power Equipment Group

Oklahoma based Global Power Equipment Group Inc. is a leading design, engineering and manufacturing firm providing a broad array of equipment and services to the global energy, power

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828 FAX: 1-918 488-8389

Global Power Equipment Group Inc.

Second Quarter 2005 Earnings – Page 3

infrastructure and process industries. The Company designs, engineers and manufactures a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for industrial operations, and has over 30 years of power generation industry experience. The Company’s equipment is installed in power plants and in industrial operations in more than 40 countries on six continents and believes, in its product lines, it has one of the largest installed bases of equipment for power generation in the world. In addition, the Company provides its customers with value-added services including engineering, retrofit, maintenance, repair and general plant services. Additional information about Global Power Equipment Group may be found at www.globalpower.com.

Statements contained in this release regarding the Company’s or management’s intentions, beliefs, expectations, or predictions for the future, including, but not limited to, those regarding anticipated operating results, are forward-looking statements within the meaning of U.S. federal securities laws and are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected, including decreased demand for new gas turbine power plants, the loss of any of our major customers, the cancellation of projects, project cost overruns, including increases in prices for energy or for materials such as steel, and unforeseen schedule delays, competition for the sale of our products or services, poor performance by our subcontractors, warranty and product liability claims, delays in integrating the operations of Williams Industrial Services Group and the Company, and changes in the economic, social and political conditions in the countries in which we operate, including fluctuations in foreign currency exchange rates. Additional information concerning these factors and some of the other factors that could cause actual results to differ materially from those in, or implied by, the forward looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the period ended December 31, 2004, and other reports on file with the U.S. Securities and Exchange Commission. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Bob Zwerneman

Director of Investor Relations

(918) 274-2398

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828 FAX: 1-918 488-8389

Global Power Equipment Group Inc.

Second Quarter 2005 Earnings – Page 4

GLOBAL POWER EQUIPMENT GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$32,458	$24,331
Restricted cash	9,134	16,669
Accounts receivable, net of allowance of $838 and $894	51,761	40,260
Inventories	9,342	8,857
Costs and estimated earnings in excess of billings	73,543	60,861
Deferred income taxes	9,147	10,576
Other current assets	19,956	15,966

Total current assets	205,341	177,520
Property, plant and equipment, net	22,884	22,983
Deferred income taxes	53,763	51,030
Goodwill	80,573	45,000
Intangible assets, net	27,598	4,736
Restricted cash	—	57,688
Other assets	7,558	7,937

Total assets	$397,717	$366,894

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$18,071	$16,854
Accounts payable	41,475	27,852
Accrued compensation and employee benefits	8,195	4,545
Accrued warranty	9,581	9,758
Billings in excess of costs and estimated earnings	61,185	52,707
Other current liabilities	14,755	8,005

Total current liabilities	153,262	119,721
Other long-term liabilities	5,238	4,374
Long-term debt, net of current maturities	76,250	78,750
Minority interest	1,677	1,629
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	469	468
Paid-in capital deficit	(16,505)	(17,698)
Deferred compensation	(63)	(91)
Accumulated comprehensive income	2,625	3,636
Retained earnings	174,764	176,105

Total stockholders’ equity	161,290	162,420

Total liabilities and stockholders' equity	$397,717	$366,894

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828 FAX: 1-918 488-8389

Global Power Equipment Group Inc.

Second Quarter 2005 Earnings – Page 5

GLOBAL POWER EQUIPMENT GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2005	June 26, 2004	June 30, 2005	June 26, 2004
Product revenues	$77,500	$57,021	$144,887	$112,147
Service revenues	36,086	—	36,086	—

Total revenues	113,586	57,021	180,973	112,147
Cost of Product revenues	69,413	47,892	127,019	91,205
Cost of Service revenues	32,426	—	32,426	—

Gross profit	11,747	9,129	21,528	20,942
Selling and administrative expenses	12,641	8,541	21,557	18,802

Operating income (loss)	(894)	588	(29)	2,140
Interest expense	1,163	111	2,059	311

Income (loss) before income taxes and minority interest	(2,057)	477	(2,088)	1,829
Income tax provision (benefit)	(783)	181	(794)	695

Income (loss) before minority interest	(1,274)	296	(1,294)	1,134
Minority interest	37	—	47	—

Net income (loss)	$(1,311)	$296	$(1,341)	$1,134

Earnings (loss) per weighted average common share:
Basic	$(0.03)	$0.01	$(0.03)	$0.02

Weighted average number of shares of common stock outstanding-basic	46,918	46,325	46,866	45,991

Diluted	$(0.03)	$0.01	$(0.03)	$0.02

Weighted average number of shares of common stock outstanding-diluted	46,918	46,949	46,866	46,839

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828 FAX: 1-918 488-8389

Global Power Equipment Group Inc.

Second Quarter 2005 Earnings – Page 6

GLOBAL POWER EQUIPMENT GROUP INC.

SUPPLEMENTAL STATISTICAL INFORMATION

(in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2005	June 26, 2004	June 30, 2005	June 26, 2004
Net income (loss)	$(1,311)	$296	$(1,341)	$1,134
Add back:
Income tax provision (benefit)	(783)	181	(794)	695
Interest expense	1,163	111	2,059	311
Depreciation and amortization	1,402	825	2,380	1,663

EBITDA (a)	$471	$1,413	$2,304	$3,803

(a)	EBITDA represents earnings before interest, income taxes, depreciation and amortization. While considered the most common definition used by investors and financial analysts, the EBITDA presented above may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

GLOBAL POWER EQUIPMENT GROUP INC.

RECONCILIATION OF NON-GAAP ESTIMATED EARNINGS TO A GAAP BASIS

	Twelve Months Ended December 31, 2005
	(Low estimate)	(High estimate)
Estimated earnings per share on a non-GAAP basis	$0.02	$0.08
Impact of estimated restructuring charges	(0.03)	(0.03)

Estimated earnings (loss) per share on a GAAP basis	$(0.01)	$0.05

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828 FAX: 1-918 488-8389